Exhibit 99.1
Conn’s, Inc. Reports Second Quarter Fiscal Year 2024 Financial Results
THE WOODLANDS, Texas, August 30, 2023 - Conn’s, Inc. (NASDAQ: CONN) (“Conn’s” or the “Company”), a specialty retailer of home goods, including furniture and mattresses, appliances, and consumer electronics, today announced its financial results for the quarter ended July 31, 2023.
“Strategic initiatives focused on turning around our retail performance and better serving our core credit-constrained consumers are taking hold and continue to perform in line with our expectations. During the second quarter, we experienced improving sales trends in our Conn’s in-house and lease-to-own offerings and record quarterly eCommerce revenue. In addition, the recent enhancements to our marketing strategies and credit application process drove a 30.6% increase in applications during the second quarter, which resulted in an increase in sales financed through Conn’s in-house credit offering,” stated Norm Miller, Interim President and Chief Executive Officer.
“Retail gross margin grew 230 basis points over the prior year period to the highest level in seven quarters, as we benefit from pricing and assortment changes we have made since the end of last year. In addition, credit quality remains stable and in line with our expectations. As we navigate a fluid economic environment, we continue to leverage our powerful value proposition to serve our core credit-constrained consumers and drive sales, while remaining focused on improving profitability and controlling credit risk,” concluded Mr. Miller.
"Under Norm's leadership, the Company has quickly moved to stabilize performance throughout a challenging macro-economic environment. Conn's return to a strategy focused on serving the core credit-constrained customer is turning around retail performance and repositioning the business for growth. The Board is confident in the direction Conn’s is headed and believes the Company is well positioned to create lasting value for shareholders,” added Bob Martin, lead independent director.
Second Quarter Financial Highlights as Compared to the Prior Fiscal Year Period (Unless Otherwise Noted):
•Total consolidated revenue declined 11.5% to $306.9 million, due to a 12.8% decline in total net sales, and a 5.5% reduction in finance charges and other revenues;
•Same store sales decreased 15.4%, which is the third quarter of sequential improvement and an over 1,000 basis point improvement from last year’s third quarter;
•eCommerce sales increased 41.5% to a second quarter record of $27.2 million;
•Retail gross margin increased to 36.9% from 34.6% in the prior year;
•Credit applications increased by 30.6% year-over-year, which resulted in the first quarter of positive sales financed through Conn’s in-house credit offering in six quarters;
•Reported a net loss of $1.39 per diluted share, compared to net income of $0.09 per diluted share for the same period last fiscal year; and
•The Company improved its capital position and access to liquidity by closing a $50 million Delayed Draw Term Loan on July 31, 2023 and closing a $273.7 million asset-backed security (ABS) transaction on August 17, 2023 demonstrating the Company’s ability to access the capital markets even during volatile market conditions.

Second Quarter Results
Net loss for the three months ended July 31, 2023 was $33.5 million, or $1.39 per diluted share, compared to net income for the three months ended July 31, 2022 of $2.1 million, or $0.09 per diluted share or adjusted net income of $1.0 million, or $0.04 per diluted share. There were no non-GAAP adjustments for the three months ended July 31, 2023.

Retail Segment Second Quarter Results
Retail revenues were $246.3 million for the three months ended July 31, 2023 compared to $279.8 million for the three months ended July 31, 2022, a decrease of $33.4 million or 12.0%. The decrease in retail revenue was primarily driven by a decrease in same store sales of 15.4%. The decrease in same store sales resulted from lower discretionary spending for home-related products following several periods of excess consumer liquidity resulting in the acceleration of sales. The decrease in same store sales was partially offset by new store growth.
For the three months ended July 31, 2023, retail segment operating loss was $10.4 million compared to retail segment operating income of $0.1 million for three months ended July 31, 2022. The decrease in retail segment operating income was primarily due to a decrease in revenue as described above, and higher selling, general and administrative costs ("SG&A"). This increase was partially offset by an improvement in retail gross margin.
Retail gross margin for the three months ended July 31, 2023 was 36.9%, an increase of 230 basis points from the reported 34.6% for the three months ended July 31, 2022. The increase in retail gross margin was primarily driven by pricing and assortment changes, a more profitable product mix and normalizing freight costs. The increase was partially offset by the deleveraging of fixed distribution costs.
SG&A for the retail segment during the three months ended July 31, 2023 was $101.4 million compared to SG&A for the retail segment of $98.0 million for the three months ended July 31, 2022. The SG&A increase in the retail segment was primarily due to an increase in occupancy from new stores, partially offset by a decline in variable costs and a decline in labor costs as a result of cost savings initiatives.
The following table presents net sales and changes in net sales by category:

	Three Months Ended July 31,						Same Store
(dollars in thousands)	2023	% of Total	2022	% of Total	Change	% Change	% Change
Furniture and mattress	$81,267	33.1%	$86,320	30.9%	$(5,053)	(5.9)%	(10.2)%
Home appliance	90,584	36.8	120,748	43.2	(30,164)	(25.0)	(27.2)
Consumer electronics	26,941	11.0	31,860	11.4	(4,919)	(15.4)	(17.7)
Home office	8,982	3.7	8,857	3.2	125	1.4	(1.1)
Other	17,034	6.9	7,664	2.7	9,370	122.3	100.6
Product sales	224,808	91.5	255,449	91.4	(30,641)	(12.0)	(15.5)
Repair service agreement commissions (1)	18,757	7.6	21,615	7.7	(2,858)	(13.2)	(14.3)
Service revenues	2,274	0.9	2,448	0.9	(174)	(7.1)
Total net sales	$245,839	100.0%	$279,512	100.0%	$(33,673)	(12.0)%	(15.4)%
(1) The total change in sales of repair service agreement commissions includes retrospective commissions, which are not reflected in the change in same store sales.

Credit Segment Second Quarter Results
Credit revenues were $63.1 million for the three months ended July 31, 2023 compared to $66.8 million for the three months ended July 31, 2022, a decrease of $3.7 million or 5.5%. The decrease in credit revenue was primarily due to a 6.4% decrease in the average outstanding balance of the customer accounts receivable portfolio. The decrease was partially offset by an increase in insurance commissions and late fee revenues.
Provision for bad debts increased to $33.2 million for the three months ended July 31, 2023 from $26.8 million for the three months ended July 31, 2022, an overall change of $6.4 million. The year-over-year increase was primarily driven by a year-over-year increase in net charge-offs of $2.7 million during the three months ended July 31, 2023 compared to the three months ended July 31, 2022. For the three months ended July 31, 2023, the allowance for bad debts was reduced by $5.6 million compared to a reduction in the allowance for bad debts of $9.3 million for the three months ending July 31, 2022. This resulted in an increase to the provision for bad debts of $3.7 million and was due primarily to a smaller decline in the customer accounts receivable portfolio balance in the current period.
Credit segment operating loss was $4.5 million for the three months ended July 31, 2023, compared to operating income of $7.9 million for the three months ended July 31, 2022.  The decrease was primarily due to the increase in the provision for bad debts and the decrease in credit revenue.
Additional information on the credit portfolio and its performance may be found in the Customer Accounts Receivable Portfolio Statistics table included within this press release and in the Company’s Form 10-Q for the quarter ended July 31, 2023, to be filed with the Securities and Exchange Commission on August 30, 2023 (the “Second Quarter Form 10-Q”).

Store and Facilities Update
The Company opened four new standalone stores during the second quarter of fiscal year 2024 bringing the total store count to 175 in 15 states. During fiscal year 2024, the Company plans to open a total of ten standalone locations.

Liquidity and Capital Resources
On July 31, 2023, the Company entered into a $50.0 million three-year Delayed Draw Term Loan with Stephens Investments Holding, LLC and Stephens Group, LLC. Proceeds from borrowings made under the Delayed Draw Term Loan Agreement may be used by the Company for general corporate purposes. The Delayed Draw Term Loan is secured by liens on substantially all of the assets of the Company and its subsidiaries.
On August 17, 2023, the Company completed an ABS transaction resulting in the issuance and sale of $273.7 million aggregate principal amount of Class A, Class B and Class C Notes secured by customer accounts receivables and restricted cash held by a consolidated VIE, which resulted in net proceeds of $266.2 million, net of debt issuance costs.
As of July 31, 2023, the Company had $181.1 million of immediately available borrowing capacity under its $650.0 million revolving credit facility. In addition, the Company had $50.0 million of borrowing capacity available under the Delayed Draw Term Loan resulting in a total immediately available borrowing capacity of $231.1 million. The Company also had $8.6 million of unrestricted cash available for use.

Conference Call Information
The Company will host a conference call on August 30, 2023, at 10 a.m. CT / 11 a.m. ET, to discuss its three months ended July 31, 2023 financial results. Participants can join the call by dialing 877-451-6152 or 201-389-0879. The conference call will also be broadcast simultaneously via webcast on a listen-only basis. A link to the earnings release, webcast and second quarter fiscal year 2024 conference call presentation will be available at ir.conns.com.
Replay of the telephonic call can be accessed through September 6, 2023 by dialing 844-512-2921 or 412-317-6671 and Conference ID: 13738737.
About Conn’s, Inc.
Conn's HomePlus (NASDAQ: CONN) is a specialty retailer of home goods, including furniture and mattresses, appliances and consumer electronics. With 175 stores across 15 states and online at Conns.com, our approximately 4,000 employees strive to help all customers create a home they love through access to high-quality products, next-day delivery and personalized payment options, including our flexible, in-house credit program. Additional information can be found by visiting our investor relations website at https://ir.conns.com and social channels (@connshomeplus on Twitter, Instagram, Facebook and LinkedIn).
This press release contains forward-looking statements within the meaning of the federal securities laws, including, but not limited to, the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Such forward-looking statements include information concerning our future financial performance, business strategy, plans, goals and objectives. Statements containing the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should,” “predict,” “will,” “potential,” or the negative of such terms or other similar expressions are generally forward-looking in nature and not historical facts. Such forward-looking statements are based on our current expectations. We can give no assurance that such statements will prove to be correct, and actual results may differ materially. A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results either expressed or implied by our forward-looking statements, including, but not limited to: general economic conditions impacting our customers or potential customers; our ability to execute periodic securitizations of future originated customer loans on favorable terms; our ability to continue existing customer financing programs or to offer new customer financing programs; changes in the delinquency status of our credit portfolio; unfavorable developments in ongoing litigation; increased regulatory oversight; higher than anticipated net charge-offs in the credit portfolio; the success of our planned opening of new stores; expansion of our e-commerce business; technological and market developments and sales trends for our major product offerings; our ability to manage effectively the selection of our major product offerings; our ability to protect against cyber-attacks or data security breaches and to protect the integrity and security of individually identifiable data of our customers and employees; our ability to fund our operations, capital expenditures, debt repayment and expansion from cash flows from operations, borrowings from our Revolving Credit Facility or our Delayed Draw Term Loan; and proceeds from accessing debt or equity markets; the effects of epidemics or pandemics, including the COVID-19 pandemic; and other risks detailed in Part I, Item 1A, Risk Factors, in our Annual Report on Form 10-K for the fiscal year ended January 31, 2023 and other reports filed with the Securities and Exchange Commission. If one or more of these or other risks or uncertainties materialize (or the consequences of such a development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise, or to provide periodic updates or guidance. All forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.
CONN-G
S.M. Berger & Company
Andrew Berger (216) 464-6400

CONN’S, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(dollars in thousands, except per share amounts)

	Three Months Ended July 31,		Six Months Ended July 31,
	2023	2022	2023	2022
Revenues:
Total net sales	$243,645	$279,512	$466,192	$551,775
Finance charges and other revenues	63,261	67,120	125,284	134,677
Total revenues	306,906	346,632	591,476	686,452
Costs and expenses:
Cost of goods sold	153,985	182,718	301,918	361,100
Selling, general and administrative expense	134,974	130,142	264,212	262,925
Provision for bad debts	33,302	27,226	62,211	41,956
Charges and credits, net	—	(1,484)	(807)	(1,484)
Total costs and expenses	322,261	338,602	627,534	664,497
Operating (loss) income	(15,355)	8,030	(36,058)	21,955
Interest expense	16,787	6,808	33,166	12,329
(Loss) income before income taxes	(32,142)	1,222	(69,224)	9,626
Provision (benefit) for income taxes	1,375	(907)	(327)	1,276
Net (loss) income	$(33,517)	$2,129	$(68,897)	$8,350
(Loss) income per share:
Basic	$(1.39)	$0.09	$(2.85)	$0.34
Diluted	$(1.39)	$0.09	$(2.85)	$0.34
Weighted average common shares outstanding:
Basic	24,190,035	23,833,100	24,162,550	24,306,524
Diluted	24,190,035	23,916,269	24,162,550	24,461,836

CONN’S, INC. AND SUBSIDIARIES
CONDENSED RETAIL SEGMENT FINANCIAL INFORMATION
(unaudited)
(dollars in thousands)

	Three Months Ended July 31,		Six Months Ended July 31,
	2023	2022	2023	2022
Revenues:
Product sales	$224,808	$255,449	$429,231	$505,422
Repair service agreement commissions	18,757	21,615	35,662	41,452
Service revenues	2,274	2,448	4,432	4,901
Total net sales	245,839	279,512	469,325	551,775
Finance charges and other	497	273	1,015	544
Total revenues	246,336	279,785	470,340	552,319
Costs and expenses:
Cost of goods sold	155,242	182,718	303,804	361,100
Selling, general and administrative expense	101,420	98,035	197,245	194,065
Provision for bad debts	93	409	199	588
Charges and credits, net	—	(1,484)	(1,184)	(1,484)
Total costs and expenses	256,755	279,678	500,064	554,269
Operating (loss) income	$(10,419)	$107	$(29,724)	$(1,950)
Retail gross margin	36.9%	34.6%	35.3%	34.6%
Selling, general and administrative expense as percent of revenues	41.2%	35.0%	41.9%	35.1%
Operating margin	(4.2)%	—%	(6.3)%	(0.4)%
Store count:
Beginning of period	171	161	168	158
Opened	4	2	7	5
End of period	175	163	175	163

CONN’S, INC. AND SUBSIDIARIES
CONDENSED CREDIT SEGMENT FINANCIAL INFORMATION
(unaudited)
(dollars in thousands)

	Three Months Ended July 31,		Six Months Ended July 31,
	2023	2022	2023	2022
Revenues:
Finance charges and other revenues	$63,091	$66,847	$124,878	$134,133
Costs and expenses:
Cost of goods sold	$579	—	694	—
Selling, general and administrative expense	33,804	32,107	67,467	68,860
Provision for bad debts	33,209	26,817	62,012	41,368
Total costs and expenses	67,592	58,924	130,173	110,228
Operating (loss) income	(4,501)	7,923	(5,295)	23,905
Interest expense	16,680	6,808	33,059	12,329
(Loss) income before income taxes	$(21,181)	$1,115	$(38,354)	$11,576
Selling, general and administrative expense as percent of revenues	53.6%	48.0%	54.0%	51.3%
Selling, general and administrative expense as percent of average outstanding customer accounts receivable balance (annualized)	13.7%	12.2%	13.6%	12.8%
Operating margin	(7.1)%	11.9%	(4.2)%	17.8%

CONN’S, INC. AND SUBSIDIARIES
CUSTOMER ACCOUNTS RECEIVABLE PORTFOLIO STATISTICS
(unaudited)

	As of July 31,
	2023	2022
Weighted average credit score of outstanding balances (1)	615	611
Average outstanding customer balance	$2,645	$2,508
Balances 60+ days past due as a percentage of total customer portfolio carrying value (2)(3)	11.1%	11.0%
Re-aged balance as a percentage of total customer portfolio carrying value (2)(3)	15.9%	16.1%
Carrying value of account balances re-aged more than six months (in thousands)(3)	$31,085	$35,808
Allowance for bad debts and uncollectible interest as a percentage of total customer accounts receivable portfolio balance	16.6%	17.2%
Percent of total customer accounts receivable portfolio balance represented by no-interest option receivables	35.9%	34.0%

	Three Months Ended July 31,		Six Months Ended July 31,
	2023	2022	2023	2022
Total applications processed	341,118	257,381	634,949	525,085
Weighted average origination credit score of sales financed (1)	623	620	621	620
Percent of total applications approved and utilized	21.5%	23.5%	20.6%	21.8%
Average income of credit customer at origination	$52,600	$50,800	$51,800	$50,500
Percent of retail sales paid for by:
In-house financing, including down payments received	62.2%	52.1%	60.7%	51.0%
Third-party financing	14.1%	18.9%	14.7%	18.4%
Third-party lease-to-own option	8.0%	6.8%	8.1%	7.1%
	84.3%	77.8%	83.5%	76.5%
(1)Credit scores exclude non-scored accounts.
(2)Accounts that become delinquent after being re-aged are included in both the delinquency and re-aged amounts.
(3)Carrying value reflects the total customer accounts receivable portfolio balance, net of deferred fees and origination costs, the allowance for no-interest option credit programs and the allowance for uncollectible interest.

CONN’S, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	July 31, 2023	January 31, 2023

Assets	(unaudited)
Current Assets:
Cash and cash equivalents	$8,560	$19,534
Restricted cash	29,020	40,837
Customer accounts receivable, net of allowances	426,223	421,683
Other accounts receivable	62,437	56,887
Inventories	234,478	240,783
Income taxes receivable	38,976	38,436
Prepaid expenses and other current assets	13,962	12,937
Total current assets	813,656	831,097
Long-term portion of customer accounts receivable, net of allowances	368,238	389,054
Property and equipment, net	221,881	218,956
Operating lease right-of-use assets	284,457	262,104
Other assets	13,971	15,004
Total assets	$1,702,203	$1,716,215
Liabilities and Stockholders’ Equity
Current liabilities:
Short-term debt and current finance lease obligations	$9,039	$937
Accounts payable	72,451	71,685
Accrued expenses	92,287	82,619
Operating lease liability - current	60,294	53,208
Other current liabilities	13,675	13,912
Total current liabilities	247,746	222,361
Operating lease liability - non current	349,654	331,109
Long-term debt and finance lease obligations	639,950	636,079
Deferred tax liability	1,952	2,041
Other long-term liabilities	23,579	22,215
Total liabilities	1,262,881	1,213,805
Stockholders’ equity	439,322	502,410
Total liabilities and stockholders’ equity	$1,702,203	$1,716,215

CONN’S, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATIONS
(unaudited)
(dollars in thousands, except per share amounts)

Basis for presentation of non-GAAP disclosures:
To supplement the Condensed Consolidated Financial Statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), the Company also provides the following non-GAAP financial measures: retail segment adjusted operating loss, adjusted net (loss) income, adjusted net (loss) earnings per diluted share and net debt as a percentage of the portfolio balance. These non-GAAP financial measures are not meant to be considered as a substitute for, or superior to, comparable GAAP measures and should be considered in addition to results presented in accordance with GAAP. They are intended to provide additional insight into our operations and the factors and trends affecting the business. Management believes these non-GAAP financial measures are useful to financial statement readers because (1) they allow for greater transparency with respect to key metrics we use in our financial and operational decision making and (2) they are used by some of our institutional investors and the analyst community to help them analyze our operating results.

RETAIL SEGMENT ADJUSTED OPERATING LOSS

	Three Months Ended July 31,		Six Months Ended July 31,
	2023	2022	2023	2022
Retail segment operating (loss) income, as reported	$(10,419)	$107	$(29,724)	$(1,950)
Adjustments:
Store closure (1)	—	—	2,340	—
Asset sale (2)	—	—	(3,147)	—
Lease termination (3)	—	(1,484)	—	(1,484)
Retail segment operating loss, as adjusted	$(10,419)	$(1,377)	$(30,531)	$(3,434)

(1)Represents store closure costs due to the impairment of assets associated with the decision to end the store-within-a-store test with Belk, Inc.
(2)Represents a gain related to the sale of a single store location, net of asset disposal costs.
(3)Represents a gain on the termination of a lease.

ADJUSTED NET (LOSS) INCOME AND ADJUSTED NET (LOSS) INCOME PER DILUTED SHARE

	Three Months Ended July 31,		Six Months Ended July 31,
	2023	2022	2023	2022
Net (loss) income, as reported	$(33,517)	$2,129	$(68,897)	$8,350
Adjustments:
Store closure (1)	—	—	2,340	—
Asset sale (2)	—	—	(3,147)	—
Lease termination (3)	—	(1,484)	—	(1,484)
Tax impact of adjustments(4)	—	337	705	337
Net (loss) income, as adjusted	$(33,517)	$982	$(68,999)	$7,203
Weighted average common shares outstanding - Diluted	24,190,035	23,916,269	24,162,550	24,461,836
Net (loss) earnings per share:
As reported	$(1.39)	$0.09	$(2.85)	$0.34
As adjusted	$(1.39)	$0.04	$(2.86)	$0.29
(1)Represents store closure costs due to the impairment of assets associated with the decision to end the store-within-a-store test with Belk, Inc.
(2)Represents a gain related to the sale of a single store location, net of asset disposal costs.
(3)Represents a gain on the termination of a lease.
(4)Represents the tax effect of the adjusted items based on the applicable statutory tax rate.

NET DEBT

	July 31,
	2023	2022
Debt, as reported
Current finance lease obligations and other	$9,039	$909
Long-term debt and finance lease obligations	639,950	602,412
Total debt	$648,989	$603,321
Cash, as reported
Cash and cash equivalents	$8,560	$24,256
Restricted Cash	29,020	47,855
Total cash	$37,580	$72,111
Net debt	$611,409	$531,210
Ending portfolio balance, as reported	$987,102	$1,042,777
Net debt as a percentage of the portfolio balance	61.9%	50.9%